EXHIBIT 10.3
STOCK ESCROW AGREEMENT
     This Stock Escrow Agreement (this “Agreement”) is made and entered into as of ___, 2006, by and among Continental Stock Transfer and Trust Company, a New York corporation (“Escrow Agent”), General Finance Corporation, a Delaware corporation (the “Company”), and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of the Company, with reference to the following facts:
     A. The Company has entered into an Underwriting Agreement dated               , 2006 (“Underwriting Agreement”), with Morgan Joseph & Co. Inc., acting as representative (the “Representative”) of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 7,500,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final prospectus, dated                   , 2006 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-129830) under the Securities Act of 1933, as amended (“Registration Statement”).
     B. In order to facilitate the public offering of the Units, each Stockholder has agreed to deposit all shares of Common Stock that he owns as of the date hereof, as set forth opposite his name in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.
     C. The Company and the Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.
     NOW, THEREFORE, with reference to the foregoing facts, the parties agree as follows:
     1.      Appointment of Escrow Agent. The Company and the Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.
     2.      Deposit of Escrow Shares. On or before the effective date of the Registration Statement, each Stockholder shall deliver to the Escrow Agent a certificate representing his Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Stockholder acknowledges that the certificate representing his Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.
     3.      Disbursement of the Escrow Shares.
          3.1      The Escrow Agent shall hold the Escrow Shares from the date of delivery until the Release Date (the “Escrow Period”).
          3.2      For purposes of this Agreement:

               3.2.1      “Business Combination” shall have the meaning set forth in the Certificate of Incorporation of the Company.
               3.2.2      “Release Date” shall mean the earliest to occur of: (a) one year from the closing of the Business Combination; (b) the Sale Date; and (c) the Trust Account Liquidation Date.
               3.2.3      “Sale Date” shall mean the date following a Business Combination that a Stockholder Liquidation Event occurs.
               3.2.4      “Stockholder Liquidation Event” shall mean: (a) the merger, consolidation, reorganization or similar transaction involving the Company (or a successor to the Company) in which the common stockholders of the Company (or such successor) have the right to exchange their shares of Common Stock (or successor securities) for cash, securities or other property, but excluding a reorganization in which the common stockholders exchange their shares for shares of a newly formed holding company and have substantially the same proportionate interests in the holding company that they had in the Company (or successor); (b) the liquidation of the Company; or (c) the sale of all or substantially all of the assets of the Company.
               3.2.5      “Trust Account” shall have the meaning set forth in the Certificate of Incorporation of the Company.
               3.2.6      “Trust Account Liquidation Date” shall mean the date prior to the completion of a Business Combination that the Trust Account is liquidated and the funds in the Trust Account are distributed to the beneficial owners of the Trust Account.
          3.3      Upon the Release Date, the Escrow Agent shall disburse to each Stockholder his respective Escrow Shares to the address on the stock register of the Company or as may otherwise be directed by the Stockholder in writing.
          3.4      The Company agrees to notify the Escrow Agent in advance of any anticipated Stockholder Liquidation Event or Trust Account Liquidation Date and upon the occurrence thereof. The Escrow Agent shall rely upon a certificate (the “Officer’s Certificate”), executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form reasonably acceptable to the Escrow Agent, that certifies that the Release Date has occurred, and shall not be required to disburse the Escrow Shares unless and until it receives the Officer’s Certificate.
     4.      Rights of Stockholders in Escrow Shares.
          4.1      Rights as a Stockholder. Except as provided in this Section 4 and the Insider Letter (as defined below), each Stockholder shall retain all of his rights as a stockholder of the Company with respect to his Escrow Shares during the Escrow Period, including, without limitation:
               4.1.1      the right to vote; and

               4.1.2      the right to receive dividends and distributions, with cash dividends paid to the Stockholder and dividends paid in stock or other non-cash property (“Non-Cash Dividends”) delivered to the Escrow Agent to hold in accordance with the terms hereof (and the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed with respect to any Escrow Shares held by the Escrow Agent prior to the distribution).
          4.2      Restrictions on Transfer. During the Escrow Period, each Stockholder agrees not to sell, transfer or assign any or all of his Escrow Shares except (a) by gift to an immediate family member of the Stockholder or to a trust, the beneficiary of which is the Stockholder or a member of the immediate family of the Stockholder; (b) by virtue of the laws of descent and distribution upon death of any Stockholder, or (c) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement as a Stockholder and of the Insider Letter signed by the transferring Stockholder transferring the Escrow Shares. During the Escrow Period, each Stockholder agrees that it may not pledge or grant a security interest in the Escrow Shares or grant a security interest in his rights under this Agreement. For purposes of this Agreement, “Insider Letter” means a letter agreement between the Stockholder, the Representative and the Company substantially in the form of Exhibit 10.1 to the Registration Statement at the effective date of the Registration Statement, as the same shall have been supplemental or amended, setting forth certain rights and obligations of the Stockholder in certain events, including but not limited to the liquidation of the Company.
     5.      Concerning the Escrow Agent.
          5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.
          5.2 Indemnification. The Company agrees to indemnify and hold the Escrow Agent harmless from and against any expenses, including counsel fees and disbursements, or losses suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.
          5.3      Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.
          5.4      Further Assurances. From time to time on and after the date hereof, the Company and the Stockholder shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.
          5.5      Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the other parties hereto written notice, and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.
          5.6      Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company and the holders of a majority of the Escrow Shares, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.
          5.7      Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.
     6.      Miscellaneous.
          6.1      Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
          6.2      Third-Party Beneficiaries. The Stockholders hereby acknowledge that the Underwriters are third-party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Representative.

          6.3      Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.
          6.4      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.
          6.5      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.
          6.6      Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:
          If to the Company, to:
General Finance Corporation
206 S. Los Robles, Suite 217
Pasadena, California 91101
Attn: Chief Executive Officer
          If to a Stockholder, to his address set forth on the stock register of the Company or to the address directed by the Stockholder in writing.
          and if to the Escrow Agent, to:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman
          A copy of any notice sent hereunder shall be sent to:
Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor
New York, New York 10020
Attn: Mike Powell
          and:

Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067-2367
Attn: Alan B Spatz, Esq.
          and:
McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10017
Attn: Joel L. Rubinstein, Esq.
Any party may change the person and address to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.
          6.7      Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.
     WITNESS the execution of this Agreement as of the date first above written.

GENERAL FINANCE CORPORATION

By:

Name: Ronald Valenta
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:

Name:
Title:

STOCKHOLDERS:

Ronald F. Valenta

John O. Johnson

James B. Roszak

Lawrence Glascott

Manuel Marrer

Marc Perez

David M. Connell

EXHIBIT A

Name of	Number	Stock	Date of
Stockholder	of Shares	Certificate Number	Insider Letter

Ronald F. Valenta	1,410,000

John O. Johnson	356,250

James B. Roszak	22,500

David M. Connell	22,500

Lawrence Glascott	22,500

Manuel Marrero	22,500

Marc Perez	18,750